Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees

Adviser Managed Trust:

We consent to the use of our report dated September 29, 2014, with respect to the financial statements of Adviser Managed Trust, comprised of the Tactical Offensive Equity Fund and the Tactical Offensive Fixed Income Fund as of and for the year ended July 31, 2014, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 1, 2014